Exhibit 16.1

April 22, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

On April 20, 2026, our appointment as auditor for Mentor Capital, Inc. has ceased. We have read Mentor Capital, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 22, 2026 and agree with such statements, insofar as they apply to us.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Regards,

/s/ Cherry Bekaert LLP

Denver, Colorado